Exhibit 99.1

PRESS RELEASE
For Immediate Release

For Information Contact:December 20, 2005
Steve Crowder 417-879-3326
s.crowder@decorize.com
g.ball@decorize.com
www.decorize.com

The American Stock Exchange Approves Plan Submitted by Decorize

Springfield, MO., December 20, 2005: (AMEX: DCZ)—Decorize, Inc. announced that the American Stock Exchange (AMEX) has accepted the Company’s plan to bring itself into compliance with the AMEX continued listing standards.

Decorize received a notice from the American Stock Exchange (AMEX) on October 3, 2005 indicating that the company does not comply with Section 1003(a)(i) of the AMEX’s Company Guide. The Company’s noncompliance arises from it failing to maintain a minimum of $2,000,000 in stockholders’ equity and experiencing losses from continuing operations and/or net losses in two out of its three most recent fiscal years. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on October 31, 2005 the plan was presented. On December 16, 2005 the Exchange notified Decorize that subject to periodic reviews and continuing progress of the plan, it has until March 29, 2007 to regain compliance for the continuing listing standards. Failure to make progress consistent with the plan, or to regain compliance for the continued listing standards by the end of the extension period could result in the Company being delisted from the AMEX.

Decorize, Inc., founded in 2000, is a recognized leader in the home accents industry. The company has developed a vertically integrated design, sourcing and logistics model that reduces costs traditionally channeled into home furnishings. Decorize has served more than 3,000 small and large retail accounts, including national brand names such as La-Z-Boy, Hancock Fabrics, May/Federated Stores, Neiman Marcus, Rooms To Go, and Sears—The Great Indoors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:Statements about the future performance of Decorize, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including and without limitation, continued acceptance of Decorize's products, increased levels of competition for the company, new products and technological changes, Decorize's dependence on third-party suppliers, and other risks detailed from time to time in Decorize's periodic reports filed with the Securities and Exchange Commission. Decorize provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

##############